Exhibit 99.1

Zynex Announces 2021 Second Quarter Earnings

•	2021 Second Quarter

o	Revenue increased 61% year over year to $31.0 million

o	Orders increased 247%

o	Net income of $2.8 million; Diluted EPS $0.08

o	Adjusted EBITDA $4.8 million

ENGLEWOOD, CO – July 29, 2021 – Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today reported financial results for its second quarter ended June 30, 2021.

Second Quarter Financial Results Summary:

For the second quarter, the Company reported net revenue of $31.0 million, a 61% increase over the second quarter of 2020. Gross margins were 77% in the second quarter of 2021 and net income was $2.8 million.

Adjusted EBITDA was $4.8 million in the second quarter of 2021.

As of June 30, 2021 and December 31, 2020, the Company had working capital of $52.9 million. Cash on hand was $32.3 million at the end of the second quarter. Cash decreased slightly during the quarter due to the Company spending $2.0 million on its stock buy-back program.

President and CEO Commentary:

Thomas Sandgaard, CEO said: “I am excited about our order growth in the second quarter of 247% which will continue to drive increasing revenue in 2021 and 2022. In the second quarter, we posted revenue of $31.0 million, which is the highest quarterly revenue in the history of the Company and net income of $2.8 million. We continue to focus on sales rep productivity and average reps during the period decreased to approximately 450 due to trimming non-productive reps and slowed hiring due to a very competitive job market. We have increased the rate of hiring in Q3 and expect to be well over 500 reps by the end of the year.

We continue to advocate for pain patients, and for physicians to prescribe our NexWave technology as the first line of defense in treating chronic and acute pain without side effects. We are dedicated to promoting our technology in an effort to remove patient addiction and other side effects from prescription opioids.”

Third Quarter and Full Year 2021 Guidance:

The estimated range for third quarter revenue is between $34.5 and $36.0 million with Adjusted EBITDA between $5.0 and $6.0 million. The revenue estimate is approximately 72% to 80% above 2020 third quarter revenue of $20.0 million.

Full year 2021 revenue is estimated between $130.0 and $137.5 million with Adjusted EBITDA between $16.5 and $21.5 million. The full year revenue estimate is on the lower end of previously provided guidance due to a very competitive job market and therefore fewer sales reps than expected. The full year revenue estimate is approximately 62% to 72% above 2020 revenue of $80.1 million.

Conference Call and Webcast Details:

Thursday, July 29, 2021 at 2:15 p.m. MT / 4:15 p.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast:

https://www.webcaster4.com/Webcast/Page/1487/42267

US PARTICIPANT DIAL IN (TOLL FREE):	1-844-825-9790
INTERNATIONAL DIAL IN:	1-412-317-5170
Canada Toll Free:	1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense and stock compensation). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of available earnings. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Zynex, Inc.
Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex also has a blood volume monitor for use in hospitals and surgery centers. For additional information, please visit: www.zynex.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore you should not rely on any of these forward looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy and other risks described in our filings with the Securities and Exchange Commission including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2020 as well as our quarterly reports on Form 10-Q and current reports on Form 8-K.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact: Zynex, Inc. (800) 495-6670

Investor Relations Contact:
Amato And Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

ZYNEX, INC.
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS)
(unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash	$32,330	$39,173
Accounts receivable, net	18,310	13,837
Inventory, net	9,951	8,635
Prepaid expenses and other	1,188	1,378
Total current assets	61,779	63,023

Property and equipment, net	2,355	1,925
Operating lease asset	18,111	5,993
Finance lease asset	429	321
Deposits	584	347
Deferred income taxes	440	566
Total assets	$83,698	$72,175

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	2,652	4,717
Operating lease liability	2,367	2,051
Finance lease liability	106	77
Income taxes payable	403	280
Accrued payroll and related taxes	3,363	2,992
Total current liabilities	8,891	10,117
Long-term liabilities:
Operating lease liability	17,136	4,920
Finance lease liability	371	283
Total liabilities	26,398	15,320

Stockholders' equity:
Preferred stock	-	-
Common stock	37	36
Additional paid-in capital	37,697	37,235
Treasury stock	(5,966)	(3,846)
Retained earnings	25,532	23,430
Total stockholders' equity	57,300	56,855
Total liabilities and stockholders' equity	$83,698	$72,175

ZYNEX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
NET REVENUE
Devices	$7,828	$4,281	$14,193	$7,725
Supplies	23,194	14,982	40,956	26,766
Total net revenue	31,022	19,263	55,149	34,491

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	7,267	4,061	13,153	7,462
Sales and marketing	13,752	6,800	27,579	12,384
General and administrative	6,188	4,317	11,683	8,102
Total costs of revenue and operating expenses	27,207	15,178	52,415	27,948

Income from operations	3,815	4,085	2,734	6,543

Other expense
Interest expense	(45)	(5)	(54)	(9)
Other expense, net	(45)	(5)	(54)	(9)

Income from operations before income taxes	3,770	4,080	2,680	6,534
Income tax expense	962	1,063	578	580
Net Income	$2,808	$3,017	$2,102	$5,954

Net income per share:
Basic	$0.08	$0.09	$0.06	$0.18

Diluted	$0.08	$0.09	$0.06	$0.17

Weighted average basic shares outstanding	34,810	33,283	34,824	33,098
Weighted average diluted shares outstanding	35,583	34,454	35,629	34,329

ZYNEX, INC.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Adjusted EBITDA:
Net income	$2,808	$3,017	$2,102	$5,954
Depreciation and Amortization*	242	97	510	165
Stock-based compensation expense	401	579	509	1,076
Restructuring/severance**	-	-	318	-
Interest expense and other, net	45	5	54	9
Non-cash lease expense ***	303	-	303	-
Income tax expense	962	1,063	578	580
Adjusted EBITDA	$4,761	$4,761	$4,374	$7,784
% of Net Revenue	15%	25%	8%	23%

* Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.

** Severance of former COO Giusseppe Papandrea which was fully expensed in Q1-2021

*** Amount expensed on new company headquarters on which no payments are due until 2022